For Release:          May 13, 2008 at 7:30AM EST

Contact:                Michael Mason (investors)             Jonathan Hunt, CFO
Brian Kennedy (media)                   509 375 1202
Allen & Caron Inc   jhunt@isoray.com
212 691 8087
michaelm@allencaron.com
brian@allencaron.com
IsoRay, Inc. Reports Third Quarter Results

RICHLAND, Washington - IsoRay Inc. (AMEX: ISR) a medical isotope company focusing on the treatment of prostate and other malignant disease through use of its proprietary radioisotope technology, announced its financial results for the quarter and nine months ended March 31, 2008.

Sales revenue for the quarter increased by 8 percent to approximately $1.8 million over approximately $1.65 million in the year-earlier period. Medical centers ordering the Company’s Proxcelan™ seeds increased to 57, a 63 percent increase over the 36 centers that ordered in the third quarter of fiscal 2007.

The Company’s revenues during the quarter were generated through sales of Proxcelan Cesium-131 seeds for the treatment of prostate cancer. Since the first patient implant in October 2004 through April 2008, approximately 2600 prostate cancer patients have been treated with Cesium-131.

The Company’s net loss increased from approximately $2.0 million or $0.12 loss per share in fiscal year 2007’s third quarter, to approximately $2.2 million or $0.09 loss per share in the quarter ended March 31, 2008. The increased loss was mainly due to depreciation costs of the new facility, increases in the cost of isotope, increased occupancy costs of the new facility and a small increase in sales and marketing.

The Company had cash of approximately $3.4 million and short-term investments of approximately $6.5 million as of March 31, 2008.

The Company had a gross margin of $100,661 for the three month period ended March 31, 2008.

“Our goal is to focus on increasing sales and decreasing operational costs by gaining efficiencies in our core business, prostate brachytherapy” said IsoRay Chairman and Interim CEO Dwight Babcock. “We continue to build on the past success of our Cesium educational workshops, have refocused the sales force through a new compensation package that increases the emphasis not only on generating new customers but also supporting the growth of existing customers. In operations we are reviewing our production processes and initiating strategic automation to reduce our labor costs and gain efficiencies.”

Babcock added, “We are very pleased with the strong showing of additional clinical data from the ongoing trials as well as the presentation of recommendations for implanting brachytherapy with Cesium-131 by the Cesium Advisory Group at the American Brachytherapy Society meeting this past weekend in Boston.”

The next fully subscribed Cesium educational workshop will be held on May 29th and 30th, 2008 at the Chicago Prostate Cancer Center. Additional training is planned to be available online through webcasts for physicians using real time planning and techniques presented by Steve Kurtzman, M.D., IsoRay’s Medical Director, later this year.

The sales pipeline during Q3-FY2008 included 7 new sites or customers that collectively placed 11 orders for Proxcelan Cesium-131 brachytherapy seeds during the quarter.

Twenty-one sites received amended Radioactive Material (RAM) licenses; 15 sites have submitted RAM licenses for amendment and 19 potential new sites have begun the process for amending their licenses during the quarter ended March 31, 2008.

As previously announced, a conference call is scheduled for 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss this earnings release. Participants should dial into the call 10-15 minutes before the scheduled time using the following numbers: 877-407-9210 (from the US and Canada) or +1 201-689-8049 (from outside the US and Canada). A live webcast of the conference call will also be accessible via the Internet at www.isoray.com, or by going to www.investorcalendar.com.

The telephonic replay of the conference call will be available by dialing 877-660-6853 (from the US and Canada) or +1 201-612-7415 (from outside the US and Canada) and by entering account number 286 and conference ID number 00284225. An online archive will also be available immediately following the call at the sites noted above. Both are available for ten days, through May 23, 2008.

The financial results reported today do not take into account any adjustments that may be required in connection with the completion of the Company’s review process and should be considered preliminary until IsoRay files its Form 10-Q for the fiscal quarter ended March 31, 2008.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects(a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a) Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.

(b) Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, IsoRay's manufacturing needs and capabilities, whether new sites will achieve licensure and result in future sales, whether planned physician education activities will be held or will result in favorable physician responses, whether changes in IsoRay’s sales and marketing strategy will result in improved sales, whether IsoRay will be able to reduce operating costs and increase revenue, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007

Product sales	$1,783,642	$1,645,694	$5,397,705	$4,085,293
Cost of product sales	1,682,981	1,456,978	5,930,278	4,132,518

Gross margin (loss)	100,661	188,716	(532,573)	(47,225)

Operating expenses:
Research and development	434,418	437,143	1,086,333	898,995
Sales and marketing expenses	888,448	849,744	3,091,091	2,412,691
General and administrative expenses	869,436	937,905	2,690,625	3,492,565

Total operating expenses	2,192,302	2,224,792	6,868,049	6,804,251

Operating loss	(2,091,641)	(2,036,076)	(7,400,622)	(6,851,476)

Non-operating income (expense):
Interest income	131,442	68,760	549,993	158,947
Unrealized loss on short-term investments (see Note 4)	(187,300)	-	(187,300)	-
Financing expense	(22,826)	(56,772)	(78,140)	(177,443)

Non-operating income (expense), net	(78,684)	11,988	284,553	(18,496)

Net loss	$(2,170,325)	$(2,024,088)	$(7,116,069)	$(6,869,972)

Basic and diluted loss per share	$(0.09)	$(0.12)	$(0.31)	$(0.42)

Weighted average shares used in computing net loss per share:
Basic and diluted	23,090,200	17,400,355	23,054,375	16,198,067